Exhibit 10.3

2006 Executive Bonus Program

Each executive officer of Network Engines, Inc. (the “Company”) has the opportunity to earn quarterly performance bonuses, based on his or her performance and the achievement of specific goals. Under the Executive Bonus Program, the Compensation Committee of the Board of Directors selects, reviews and/or approves individual objectives for each executive that directly contribute to overall Company performance objectives.  The Compensation Committee and Chief Executive Officer assign a specific dollar value to each objective and evaluates each executive’s performance against those selected goals, generally on a quarterly basis. The Company will pay to each of the executive officers, on a quarterly basis, a percentage of their annual base salaries if the executive achieves selected targets for the quarter.

The Compensation Committee has approved the following guidelines for the Executive Bonus Program:

•                  The Chief Executive Officer of the Company (“CEO”), with approval from the Compensation Committee, will designate an executive as a participant in the Executive Bonus Program.

•                  Participants must be full time employees for the entire period, either a quarter or the entire fiscal year, depending on the bonus component.

•                  The CEO and/or the Compensation Committee reserve the right to modify the fiscal 2006 program to reflect substantial changes in business conditions.

•                  Quarterly bonus payments will be paid at the rates defined in individual plans based on the actual performance compared to targeted performance for specified parameters. Quarterly bonus payments are only payable to certain maximum amounts for each specified parameter.  Where appropriate, quarterly performance for metrics such as revenue, contribution margin and operating income will be measured on the better of performance for the specific quarter or the cumulative year-to-date performance at the end of that quarter.

•                  The Compensation Committee and CEO will approve any Management Based Objective (“MBO”) bonus opportunities and the CEO will determine if a participant has achieved/partially achieved such qualitative bonuses.

•                  Bonus components related to Company financial performance will be based on appropriate documents and reports filed with the SEC and/or as included in internal financial reports provided to the Board of Directors by the CFO. The CEO/CFO, with Compensation Committee approval, may modify such targets, for example to eliminate non cash/non-recurring charges/credits.

•                  Sales, contribution margin and other financial metrics for purposes of the Executive Bonus Program are defined in advance by the CFO and CEO. The CFO and/or CEO, with approval of the Compensation Committee, will determine the definition of operating metrics for purposes of executive bonuses.

This Executive Bonus Program and payments made to eligible participants are subject to approval and/or modification by the Compensation Committee.